Exhibit II




                          STOCK PURCHASE AGREEMENT


                              BY AND BETWEEN


                     NETWORK ACCESS SOLUTIONS CORPORATION


                                  AND


                         SBC COMMUNICATIONS INC.


                             February 4, 2000



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                           TABLE OF CONTENTS





Section 1:  Defined Terms....................................................1


Section 2:  Terms of Purchase and Sale.......................................7
         2.1    Conveyance of Stock..........................................7
         2.2    Purchase Price for the Preferred Shares......................7
         2.3    Number of Preferred Shares to be Issued at the
                  Closing....................................................7


Section 3:  Closing..........................................................7
         3.1    The Closing..................................................7
         3.2    Deliveries by SBC............................................8
         3.3    Deliveries by NAS............................................8


Section 4:  Conditions to NAS's Obligations..................................9
         4.1    Consents.....................................................9
         4.2    Litigation...................................................9
         4.3    SBC Representations; Compliance with Covenants...............9
         4.4    Deliveries...................................................9
         4.5    SBC Change in Control Event..................................10
         4.6    Telmex Agreement.............................................10


Section 5:  Conditions to SBC's Obligations..................................10
         5.1    Consents.....................................................10
         5.2    Litigation...................................................10
         5.3    NAS's Representations; Compliance with Covenants.............10
         5.4    NAS Change in Control Event..................................11
         5.5    Adverse Developments.........................................11
         5.6    Deliveries...................................................11


Section 6:  Representations and Warranties of SBC............................11
         6.1    Organization and Standing....................................11
         6.2    Authorization by SBC.........................................11
         6.3    Litigation...................................................12
         6.4    Finders' and Brokers' Fees...................................12
         6.5    Investment Intent; Qualification.............................12
         6.6    Representations Not Misleading...............................12


Section 7:  Representations and Warranties of NAS............................13
         7.1    Organization and Standing of NAS.............................13

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         7.2    Authorization by NAS; Consents...............................13
         7.3    Corporate Documents..........................................14
         7.4    Licenses; Qualification......................................14
         7.5    Litigation...................................................14
         7.6    Exclusive Dealing............................................15
         7.7    Compliance with Applicable Laws..............................15
         7.8    Title to Preferred Shares; Absence of Liens..................15
         7.9    Financial Statements.........................................15
         7.10   Conduct of Business in Ordinary Course.......................16
         7.11   No Material Adverse Effect...................................16
         7.12   Absence of Defaults..........................................16
         7.13   No Conflict..................................................16
         7.14   Capital Stock of NAS.........................................17
         7.15   Finders' and Brokers' Fees...................................17
         7.16   Taxes........................................................17
         7.17   Subsidiaries.................................................17
         7.18   Representations Not Misleading...............................17


Section 8:  Covenants of SBC.................................................18
         8.1    Cooperation..................................................18
         8.2    Confidentiality; Press Releases..............................18
         8.3    Definitive Operating Agreement...............................18
         8.4    Consent Relating to Registration Rights......................18
         8.5    Further Assurances...........................................19


Section 9:  Covenants of NAS.................................................19
         9.1    Cooperation..................................................19
         9.2    Access to NAS Information....................................19
         9.3    Ordinary Course Operation....................................19
         9.4    Board Representation.........................................19
         9.5    Confidentiality; Press Releases..............................20
         9.6    Notification of Change in Control Event......................20
         9.7    Registration Rights..........................................20
         9.8    Listing......................................................23
         9.9    Issuance of Other Securities.................................23
         9.10   Further Assurances...........................................23
         9.11   Use of Proceeds..............................................23
         9.12   Definitive Operating Agreement...............................24
         9.13   Right of Primary Offer.......................................24
         9.14   Government License Application Amendment.....................25


Section 10:  Termination.....................................................25
         10.1   Terminating Events...........................................25

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         10.2   Effect on Obligations........................................26


Section 11:  Indemnification.................................................26
         11.1   Indemnification by NAS.......................................26
         11.2   Indemnification by SBC.......................................27
         11.3   Losses.......................................................27
         11.4   Survival.....................................................27
         11.5   Procedures Relating to Third Party Claims....................28


Section 12:  Arbitration.....................................................29
         12.1   Resolution of Disputes.......................................29
         12.2   Arbitrators..................................................30
         12.3   Costs and Fees...............................................30
         12.4   Burden of Proof..............................................30
         12.5   Award........................................................30
         12.6   Agreement Controls...........................................30


Section 13:  Miscellaneous...................................................31
         13.1   Entire Agreement; Amendment..................................31
         13.2   Successors and Assigns.......................................31
         13.3   Rights and Remedies..........................................31
         13.4   Counterparts.................................................31
         13.5   Modification and Waiver......................................31
         13.6   Expenses.....................................................32
         13.7   Notices......................................................32
         13.8   Severability.................................................33
         13.9   Governing Law................................................33
         13.10  Rules of Construction........................................33
         13.11  Ownership Limitation.........................................34

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Schedules:

           7.2      Consents Exceptions
           7.4      NAS Licenses
           7.5      Litigation
           7.6      Exclusive Dealing Exceptions
           7.8      Outstanding Options or Rights
           7.9      Financial Statements
           7.10     Ordinary Course Exceptions
           7.13     Conflicts
           7.14     NAS Capital Stock
           7.15     Finders' and Brokers' Fees
           7.17     Subsidiaries

Exhibits:

           A        Certificate of Designations
           B        Form of Shook, Hardy & Bacon Legal Opinion
           C        Summary of Operating Agreement

                      STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement"), dated as of February 4, 2000, is by and between SBC Communications Inc., a
Delaware corporation ("SBC"), and Network Access Solutions
Corporation, a Delaware corporation ("NAS").


RECITALS

         WHEREAS, SBC wishes to acquire, and NAS wishes to sell to SBC, shares of preferred stock of NAS;

         NOW THEREFORE, in consideration of the mutual covenants contained herein, SBC and NAS agree as follows:


Section 1:  Defined Terms

         The following terms shall have the following meanings in this Agreement:

         "AAA" means the American Arbitration Association.

          "Affiliate" means, with respect to a Person, any other
Person directly or indirectly controlling, controlled by or under common control with such Person.

         "Agreement" shall have the meaning set forth in the preamble hereto.

         "Assets" means the contracts, NAS Licenses, personal property, intellectual property and real property, and all other assets, rights and properties, tangible and intangible, of NAS and used or held for use in the NAS Business, including (without limitation) cash, cash equivalents and accounts receivable.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequences.

         "Beneficial Owner" means, with respect to any security, a Person that Beneficially Owns such security.

         "Beneficially Own" means having the right to vote or dispose of, or "beneficially own" as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, including pursuant to any agreement, arrangement or understanding.

         "Business Day" means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions are authorized or required by law or executive order to remain closed in the domicile of SBC or NAS.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 2 and Section 3.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

         "Common Stock" shall mean, collectively, the Common Stock of NAS.

         "Communications Act" means the Communications Act of 1934, 47 U.S.C. Section 151 et seq., as amended and in effect from time to time.

     "Company Control Person" shall have the meaning set forth in
Section 11.2.

     "Consents" means all of the consents, permits or approvals of Governmental Authorities and other Persons necessary or required to consummate the transactions contemplated hereby.

     "Control Person" shall have the meaning set forth in Section
11.1.

         "Convertible Securities" means any securities convertible into, exchangeable for or bearing a right to acquire Common
Stock.

         "Definitive Operating Agreement" means a mutually agreeable definitive operating agreement(s) between NAS and SBC Telecom, Inc. as contemplated by, and containing terms and conditions substantially as set forth in, the Summary of Operating Agreement attached as Exhibit C hereto.

         "Dispute" shall have the meaning set forth in Section
12.1(a).

         "Dispute Notice" shall have the meaning set forth in Section
12.1(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

         "Enforceability Exceptions" shall have the meaning set forth in Section 6.2(a).

         "FCC" means the Federal Communications Commission or any successor thereto.

         "FCC Rules" means Title 47 of the Code of Federal
Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

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


         "Final Order" means an order as to which the time for filing a request for administrative or judicial relief, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the order and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

         "Fully Diluted" shall mean, with respect to the number of Shares outstanding on a fully diluted basis, the number of Shares which would be outstanding at the time of determination assuming the conversion, exchange or exercise of all Convertible
Securities (irrespective of any legal or contractual restriction on such exercise, exchange or conversion), and any reference herein to the number of Shares outstanding shall mean the number of Shares outstanding assuming no conversion, exchange or exercise of Convertible Securities.

         "GAAP" means generally accepted accounting principles consistent with the past practices of NAS.

         "Governmental Authority" means (i) the United States, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

         "Holder" means SBC and each transferee of SBC's rights hereunder that is a Wholly-Owned SBC Subsidiary and any other transferee of SBC's rights hereunder to which NAS consents, which consent shall not be unreasonably withheld.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect from time to time.

         "Indemnified Party" shall have the meaning set forth in
Section 11.5.

         "IRS" shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court, or arbiter, and any order of or by any other Governmental Authority.

         "Knowledge" with respect to NAS means the actual knowledge of NAS and, with respect to SBC, means the actual knowledge of SBC.


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

         "Legal Requirements" means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any Judgment.

         "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for the purpose of security, any lien, mortgage, indenture, pledge, option, encumbrance, restriction on transfer, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, contract or otherwise.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

         "Losses" means any losses, liabilities, damages, Liens, penalties, costs, fines and expenses, whether in connection with any Litigation or otherwise, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

         "Material Adverse Effect" shall mean, with respect to either party, a material adverse change in the financial condition or financial results of operations of such party or the occurrence of any event or combination of events that is reasonably likely to result in a material adverse change in the financial condition or financial results of operations of such party and its Subsidiaries taken as a whole. When the phrase "material adverse" is used in this Agreement and is not used as a capitalized term and in the phrase "Material Adverse Effect," such "material adverse" reference shall not be defined or construed as provided in the immediately preceding sentence or in the context of such party taken as a whole but instead shall mean a material adverse effect, change or consequences only as to the matter with respect to which the phrase "material adverse" is utilized.

         "NAS" shall have the meaning set forth in the preamble hereto.

         "NAS Business" means NAS's business as conducted in the United States in accordance with NAS's existing operations and business plans.

     "NAS Change in Control Event" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of NAS in which NAS is not the continuing or surviving corporation or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of NAS in which the holders of the Common

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Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Assets of NAS, or (ii) the stockholders of NAS approved any plan or proposal for the liquidation or dissolution of NAS, or (iii) any Person other than Jonathan P. Aust and Spectrum Equity Investors II, L.P shall become the Beneficial Owner of 20% or more of the outstanding Common Stock or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire NAS Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by NAS's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         "Nasdaq" means Nasdaq National Market.

         "NAS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NAS as of September 30, 1999 and as of December 31, 1998 and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) and (ii) the consolidated balance sheets of NAS (including related notes and schedules, if any) and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1999.

         "NAS Licenses" means all Section 214 authorizations or microwave and other spectrum licenses issued by the FCC, and all certificates of public convenience and necessity or comparable authorizations issued by any state public utilities commission or comparable regulatory authority, and held by NAS.

         "New Securities" shall have the meaning set forth in Section
9.13(d)(i).

         "Note" shall mean that certain Promissory Note dated of even date herewith, in the original principal amount of $15,000,000.00, payable by NAS to SBC.

         "Notice" shall have the meaning set forth in Section
9.13(a).

         "Outstanding" with respect to the number of Shares outstanding on a fully diluted basis, shall have the meaning set forth in the definition of the term, "Fully Diluted."

         "Percentage" shall have the meaning set forth in Section
9.13(d)(ii).

         "Permitted Registration Date" means the date that is the later of (i) two years from the Closing Date, or (ii) the date of termination of the Definitive Operating Agreement.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, estate, association, organization or unincorporated entity of any kind.

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

         "Preferred Shares" means the Convertible Series B Preferred Stock of NAS, as the terms of such Preferred Shares are set forth in the Certificate of Designations attached as Exhibit A hereto.

         "Prior Holders" shall have the meaning set forth in Section
9.7.

         "Purchase Price" means $75,000,000.00.

     "Registration Request" shall have the meaning set forth in
Section 9.7(b).

     "Registration Statement" shall have the meaning set forth in
Section 9.7(b).

         "SBC" shall have the meaning set forth in the preamble hereto.

         "SEC" shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

     "SBC Change in Control Event" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of SBC in which SBC is not the continuing or surviving corporation or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of SBC in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Assets of SBC, or (ii) the stockholders of SBC approved any plan or proposal for the liquidation or dissolution of SBC, or (iii) any Person shall become the Beneficial Owner of 20% or more of the outstanding Common Stock or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire SBC Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by SBC's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         "Securities Act" shall mean the Securities Act of 1933, as amended and in effect from time to time.

     "Selling Shareholder" shall have the meaning set forth in Section
9.7(b).

         "Subsidiary" of any corporation shall mean any other corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

         "Taxes" means all levies and assessments of any kind or nature imposed on NAS by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

         "Telmex" shall mean Telefonos de Mexico, S.A. de C.V.

         "Third Party Claim" shall have the meaning set forth in
Section 11.5.

         "Wholly-Owned SBC Subsidiary" means any corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock is wholly owned directly or indirectly by SBC and which is formed for business purposes that are unrelated to the ability of such entity to receive any rights or interests hereunder or associated herewith.


Section 2:  Terms of Purchase and Sale

2.1      Conveyance of Stock

         Subject to the terms and conditions of this Agreement, NAS shall issue to SBC, free and clear of all Liens, the number of shares of its newly issued Convertible Preferred Stock set forth in Section 2.3 (the "Preferred Shares").


2.2      Purchase Price for the Preferred Shares

     The aggregate purchase price for the Preferred Shares
("Purchase Price") shall be $75,000,000.00.


2.3      Number of Preferred Shares to be Issued at the Closing

     The number of shares of Preferred Shares to be acquired by SBC at the Closing shall be 750,000.


Section 3:  Closing

3.1      The Closing

         Upon the terms and subject to the conditions contained herein (each party agreeing to notify the other when all closing conditions have occurred), the Closing shall take place at the offices of Arnold & Porter in Washington, D.C., at 2:00 p.m. local time on the date (the "Closing Date") which is five (5) Business Days after each of the conditions set forth in Section 4 and 5 hereof have been satisfied or waived, or any other mutually agreed upon time.

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


3.2      Deliveries by SBC

         On the Closing Date, SBC shall deliver or cause to be delivered to NAS the following, in form and substance reasonably satisfactory to NAS and its counsel:

         (a) The Purchase Price, (i) by wire transfer in the form of immediately available funds to an account designated by NAS and (ii) to the extent of the amount of unpaid principal and accrued interest on the Note, by tender of the Note;

         (b)      The Note, marked "Paid and Cancelled";

         (c) A certificate, dated as of the Closing Date, executed by a Senior Vice President of SBC, certifying that the conditions set forth in Section 4 have been fulfilled;

         (d) A certificate, dated as of the Closing Date, executed by SBC's Secretary certifying that the execution of this Agreement and the consummation of the transaction contemplated hereby have been authorized and approved by all necessary corporate action of SBC, which remains in full force and effect and has not been modified or amended; and

         (e) Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

3.3      Deliveries by NAS

         On the Closing Date, NAS shall deliver to SBC the following, in form and substance reasonably satisfactory to SBC and its counsel:

         (a)      A certificate or certificates for all of the Preferred
Shares;

         (b) A certificate, dated as of the Closing Date, executed by the President of NAS, certifying that all the conditions set forth in Section 5 have been fulfilled;

         (c) A certificate, dated as of the Closing Date, executed by the Secretary of NAS, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of NAS authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions remain in full force and effect and have not been modified or amended;

         (d) SBC shall have been furnished with a favorable opinion, dated the Closing Date; of outside counsel to NAS (which counsel shall be reasonably satisfactory to SBC), confirming the matters set forth in Sections 7.1, 7.2 (as to all transaction documents), 7.5, 7.8, 7.13, 7.14, and exemption of the issuance and sale of the Series B Preferred Stock from the registration

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

requirements of the federal and state securities laws, which opinion shall be in form and substance reasonably satisfactory to SBC.

         (e) Opinions of Shook, Hardy & Bacon, NAS's state regulatory counsel, dated as of the Closing Date, substantially in the form of Exhibit B hereto; and

         (f) Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.


Section 4:  Conditions to NAS's Obligations

         The obligations of NAS to sell the Preferred Shares and effect the Closing shall be subject to the satisfaction by SBC, or waiver thereof by NAS, on or prior to the Closing Date of all of the following conditions:

4.1      Consents

         All Consents shall have been obtained.

4.2      Litigation

         No Litigation shall be pending, and no Legal Requirement shall have been enacted, entered, promulgated or issued, or shall have become or be deemed applicable, to any of the transactions contemplated by this Agreement by any Governmental Authority, that would (i) prohibit SBC's ownership of the Stock or prohibit NAS's operation of the NAS Business in any material respect as it is being operated as of the date of this Agreement, (ii) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

4.3      SBC Representations; Compliance with Covenants

         SBC's representations and warranties contained in Section 6 shall be accurate in all material respects when made and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, and SBC shall have in all material respects performed and complied with all covenants and agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing, provided that this condition shall be satisfied if the inaccuracy of any representation or warranty, or the nonperformance or noncompliance with any covenant, agreement or condition, individually or in the aggregate, does not have a Material Adverse Effect.

4.4      Deliveries

         SBC shall have made or stand willing and able to make all of the deliveries to NAS set forth in Section 3.2.

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



4.5      SBC Change in Control Event

         No SBC Change in Control Event shall have occurred.

4.6      Telmex Agreement

         Telmex shall have executed a stock purchase agreement with respect to the purchase of 750,000 Preferred Shares in the form of this Agreement except for appropriate changes to reflect
Telmex as a party thereto.


Section 5:  Conditions to SBC's Obligations

         The obligations of SBC to purchase the Preferred Shares and effect the Closing shall be subject to the satisfaction, or waiver by SBC, on or prior to the Closing Date of all of the following conditions:

5.1      Consents

         All Consents shall have been obtained.

5.2      Litigation

         No Litigation shall be pending, and no Legal Requirement shall have been enacted, entered, promulgated or issued, or shall have become or be deemed applicable, to any of the transactions contemplated by this Agreement by any Governmental Authority, that would (i) prohibit SBC's ownership of the Preferred Shares or prohibit NAS's operation of the NAS Business in any material respect as it is being operated as of the date of this Agreement, or (ii) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

5.3      NAS's Representations; Compliance with Covenants

         NAS's representations and warranties contained in Section 7 shall be accurate in all respects when made and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except:
(i) insofar as any such representation or warranty is made specifically as of the date of this Agreement or as of any other specified earlier date (in which event the same shall continue at and as of the Closing Date to be true and correct as of such earlier date) and (ii) with respect to changes contemplated by this Agreement, and NAS shall have in all material respects performed and complied with all covenants and agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, provided that this condition shall be satisfied if the inaccuracy of any representation or warranty, or the nonperformance or noncompliance with any covenant, agreement or condition, individually or in the aggregate, does not have a Material
Adverse Effect.

5.4      NAS Change in Control Event

         No NAS Change in Control Event shall have occurred.

5.5      Adverse Developments

         Since September 30, 1999, there shall not have occurred any change, or any development involving a prospective change, in or affecting the business, operations, properties, Assets or prospects of NAS which materially impairs the value of the Preferred Shares.

5.6      Deliveries

         NAS shall have made or stand willing and able to make all of the deliveries to SBC set forth in Section 3.3.


Section 6:  Representations and Warranties of SBC

         SBC hereby represents and warrants to NAS as follows:

6.1      Organization and Standing

         SBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

6.2      Authorization by SBC

         (a) This Agreement has been duly and validly executed and delivered by SBC and constitutes the legal, valid and binding obligation of SBC enforceable against SBC in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity (collectively, the "Enforceability
Exceptions").

         (b) Neither the execution, delivery and performance of this Agreement by SBC nor the consummation by SBC of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, (i) violate any Legal Requirements to which SBC is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of SBC or any material agreement or commitment to which SBC is a party or by which SBC or any of SBC's assets, may be bound or affected, or (iii) require SBC to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority or non-governmental third party. NAS has informed SBC that the approvals referred to on Schedule 7.2 are required for consummation of the transactions contemplated by this Agreement.

6.3      Litigation

         There is no Litigation pending against SBC or, to the best of SBC's Knowledge, any Basis for Litigation or threatened
Litigation against SBC which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. SBC is not a party to or involved in any Litigation which has a material adverse effect on SBC's ability to consummate, or would prevent the consummation of, the transactions contemplated by this Agreement.

6.4      Finders' and Brokers' Fees

         Neither SBC, nor anyone on behalf of SBC, has any obligations to any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.5      Investment Intent; Qualification

         (a) SBC is acquiring the Preferred Shares solely for its own account, for investment purposes only, and not with a view to any distribution thereof, in whole or in part, within the meaning of the Securities Act or any applicable state securities laws.
The Preferred Shares will not be resold by SBC unless registered pursuant to the Securities Act and any applicable state securities laws or unless an exemption therefrom is available.
SBC hereby acknowledges that NAS will rely upon the truth of the representations made in this Section 6.5 in determining that an exemption from the registration requirements of the securities laws is available in connection with the sale of the Preferred
Shares pursuant to this Agreement.

         (b) SBC has the ability to evaluate the merits and risks associated with its investment in the Preferred Shares on the basis of SBC's knowledge and experience in financial and business matters. SBC is an "accredited investor" as defined in Rule 501 of the General Rules and Regulations under the Securities Act.
SBC has not relied upon any representation or warranty made by NAS, or by any person on behalf of NAS, other than the representations and warranties contained in this Agreement.

6.6      Representations Not Misleading

         The representations made by SBC in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7:  Representations and Warranties of NAS

         NAS hereby represents and warrants to SBC as follows:

7.1      Organization and Standing of NAS

         NAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except in those jurisdictions where failure so to qualify will not permanently impair title to a material amount of its properties or its rights to enforce in all material respects contracts against others or expose it to substantial liabilities in such jurisdictions. Each Subsidiary of NAS is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except in those jurisdictions where failure so to qualify will not permanently impair title to a material amount of its properties or its rights to enforce in all material respects contracts against others or expose it to substantial liabilities in such jurisdictions.

7.2      Authorization by NAS; Consents

         (a) NAS has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. NAS has taken all corporate action necessary to authorize this Agreement and the issue, sale and delivery of the Preferred Shares. This Agreement has been duly authorized, executed and delivered by NAS and is a legal, valid and binding obligation of NAS enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

         (b) All material Consents required to be obtained by NAS are set forth on Schedule 7.2. Except for the Consents set forth in Schedule 7.2, neither the execution, delivery and performance of this Agreement by NAS nor the consummation by NAS of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, (i) violate any Legal Requirements to which NAS is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of NAS, or any NAS License, any material contract to which NAS is a party or by which NAS may be bound or affected, or (iii) require NAS to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority or non-governmental third party.

7.3      Corporate Documents

         True and correct copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of NAS, certified by an appropriate officer of NAS, have been delivered to SBC and such Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws have not been amended since the respective dates of certification thereof, nor has the Board of Directors or the shareholders of NAS taken any action for the purpose of effecting the amendment or modification of such Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws.

7.4      Licenses; Qualification

         (a) NAS or its Subsidiaries hold all the NAS Licenses listed in Schedule 7.4 hereto in its corporate name. The NAS Licenses listed in Schedule 7.4 are all of the material and necessary Licenses which are required in connection with the current operation of the NAS Business. Except as set forth on
Schedule 7.4, all NAS Licenses are currently in full force and effect and there are no pending or, to the Knowledge of NAS, threatened revocation proceedings which would have a Material Adverse Effect on the operation of the NAS Business, nor, to the Knowledge of NAS, is there any Basis for any such proceeding.
NAS has made available to SBC for SBC's review, accurate and complete copies of all NAS Licenses.

         (b) All fees due and payable to Governmental Authorities pursuant to the NAS Licenses have been paid and, except as set forth on Schedule 7.4, no event has occurred which, with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation of the NAS Licenses. Except as set forth on Schedule 7.4, NAS is in compliance in all material respects with the terms of the NAS Licenses, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which NAS has received notice, nor, to NAS's Knowledge, is there any proceeding threatened, by any Governmental Authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the NAS
Licenses, or the imposition of any material penalty or fine by any Governmental Authority, nor, to the Knowledge of NAS, is there any Basis for any such proceeding.

         (c)      Except as set forth on Schedule 7.4, to NAS's
Knowledge, all applications, reports, fees, filings and other submissions required by any Governmental Authority have been made or paid in a timely fashion, the noncompliance with which reasonably could have a Material Adverse Effect.

7.5      Litigation

         There is no Litigation pending against NAS or any of its Subsidiaries, or, to the Knowledge of NAS, a Basis for Litigation or threatened Litigation against NAS or any of its Subsidiaries which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except for those matters disclosed on Schedule 7.5, as of the date hereof there is no Litigation or, to the Knowledge of NAS, Basis for Litigation, against NAS or any of its Subsidiaries (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) nor is there any governmental investigation pending or, to NAS's Knowledge, Basis for governmental investigation or threatened governmental investigation relating to NAS or any of its Subsidiaries or to which NAS or any such Subsidiary is a party, nor is there any Judgment relating to NAS or any of its Subsidiaries or to which NAS or any of its Subsidiaries is a party which is unsatisfied or requires continuing compliance. Neither NAS nor any of its Subsidiaries is a party to or involved in any Litigation which has a Material Adverse Effect upon NAS's ability to consummate, or would prevent the consummation of, the transactions contemplated by this Agreement.

7.6      Exclusive Dealing

         Except as set forth on Schedule 7.6, neither NAS nor any of its Affiliates is a party to any currently effective agreement, written or oral, involving the sale of any NAS Securities, a material portion of NAS's Assets, or any of the NAS Business to any Person other than SBC and Telmex.

7.7      Compliance with Applicable Laws

         NAS and each of its Subsidiaries has complied and presently is in compliance with all applicable Legal Requirements.

7.8      Title to Preferred Shares; Absence of Liens

         (a) The Preferred Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.
None of the Preferred Shares has been issued in violation of, or is subject to, any preemptive or subscription or similar rights. Except as disclosed on Schedule 7.8 there are no outstanding options or rights of any kind to acquire or subscribe for any Preferred Shares nor are there any obligations to issue, sell or otherwise cause to become outstanding any such options, rights, capital stock or securities. Except as disclosed on
Schedule 7.8, NAS is not a party to, and does not have any Knowledge of, any voting trusts, proxies, voting agreements or other agreements with respect to the voting of the capital stock of NAS.

         (b) SBC will acquire at the Closing good title to the Preferred Shares, free and clear of all Liens.

         (c) NAS owns all of the issued and outstanding capital stock of each of its Subsidiaries.

7.9      Financial Statements

         Attached as Schedule 7.9 are the unaudited NAS Financial
Statements for September 30, 1999 in the form included in NAS's
Form 10-Q for the nine months ended September 30, 1999.  The NAS
Financial Statements have been prepared by NAS in accordance with GAAP and present fairly the financial position of NAS and its Subsidiaries as of the dates of such statements. There are no material contingent liabilities that are not disclosed on the NAS Financial Statements.

7.10     Conduct of Business in Ordinary Course

         Since September 30, 1999, and except as set forth on
Schedule 7.10, NAS has conducted the NAS Business only in the ordinary course and consistent with past practices and has not:
(i) made any material increase in compensation payable or to become payable to any senior executives of NAS, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting NAS's employees; (ii) made any sale, assignment, lease or other transfer of any of the Assets, other than obsolete Assets no longer usable in the operation of the NAS Business or other Assets sold or disposed of in the normal course of business with suitable replacements being obtained therefor; (iii) experienced any physical damages, destruction or loss exceeding $50,000.00 in the aggregate affecting the NAS Business that is not covered by insurance or has not been remedied within 30 days; (iv) incurred any indebtedness or Liens except in the ordinary course and consistent with past practices; (v) paid any dividends; or
(vi) waived any material rights of NAS under any contract or NAS
License.

7.11     No Material Adverse Effect

         Since September 30, 1999, there has been no Material Adverse
Effect.

7.12     Absence of Defaults

         Neither NAS nor any of its Subsidiaries is in material default under or in material violation of any provision of its Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws or contained in any other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, and neither NAS nor any of its Subsidiaries is in material violation of any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

7.13     No Conflict

         Except as set forth on Schedule 7.13, neither the execution and delivery by NAS of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by NAS with its obligations hereunder:

                  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of NAS or any law, rule, regulation, order, injunction or decree of any court, administrative authority or arbitrator applicable to NAS or any property or Assets of NAS, or will conflict with, or result in a breach or violation of or constitute a default in the performance, observance or fulfillment of any obligation under, or constitute, or, with the giving of notice or lapse of time or both, would constitute, an event of default by NAS, or result in the acceleration of any obligation, or require any consent or approval, under, any agreement or instrument to which NAS is a party or by which it or any of its properties or Assets are bound;

                  (ii) will result in the creation or imposition of any Lien upon any of the Assets of NAS; or

                  (iii) will require any action, consent or approval of, or filing with, any Governmental Authority.

7.14     Capital Stock of NAS

         The authorized capital stock of NAS as of the date hereof is as set forth on Schedule 7.14 and no other shares are issued or outstanding, except as a result of the expiration of employee options on February 4, 2000. Each issued and outstanding share of Common Stock is duly and validly authorized and issued and is fully paid and nonassessable. The Preferred Shares, when issued and delivered to SBC pursuant to this Agreement will be duly and validly authorized and issued and fully paid and nonassessable.
There is no existing option, warrant, call or commitment of any kind relating to the capital stock of NAS or securities convertible into capital stock of NAS except as set forth on
Schedule 7.14. The Preferred Shares are not and will not at the time of issuance be subject to any preemptive right of any shareholder.

7.15     Finders' and Brokers' Fees

         Neither NAS, nor anyone on behalf of NAS, has any obligations to any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission in connection with this Agreement and the transactions contemplated hereby except as set forth on Schedule 7.15.

7.16     Taxes

         NAS and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes.

7.17     Subsidiaries

         Other than as set forth on Schedule 7.17 hereto, NAS has no Subsidiaries.

7.18     Representations Not Misleading

         The representations made by NAS in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8:  Covenants of SBC

         SBC hereby covenants and agrees with NAS as follows:

8.1      Cooperation

         SBC will use commercially reasonable efforts and cooperate with NAS to secure promptly all necessary Consents.

         SBC will not sell or otherwise dispose of any Preferred
Shares except in compliance with the provisions of the Securities
Act, the SEC's regulations thereunder and other applicable federal and state securities and Blue Sky laws.

8.2      Confidentiality; Press Releases

         No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by SBC without the consent of NAS, and SBC shall furnish to NAS advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which SBC proposes to make such press release. This provision shall not, however, be construed to prohibit SBC from making any disclosures to any Governmental Authority or other Person which it is required to make under any Legal Requirement, or to obtain any Consents.

8.3      Definitive Operating Agreement

         Promptly following the execution of this Agreement, SBC shall, and shall cause SBC Telecom, Inc. to, negotiate in good faith the Definitive Operating Agreement. The Definitive Operating Agreement shall contain the substance of the terms and conditions set forth in the Summary of Operating Agreement attached as Exhibit C and such other terms and conditions as the parties may mutually agree upon.

8.4      Consent Relating to Registration Rights

         Upon receipt by NAS of the consents of the Prior Holders referred to in Section 9.7, SBC (and any Holder) also will consent (i) to permit each Prior Holder to participate in any registration statement in which the Holders may participate and
(ii) to the extent not all shares to be offered by the Holders and Prior Holders may be sold under any such registration statement, to reduce the number of shares the Holders, as a group, may sell under such registration statement on a pro rata basis with the Prior Holders as a group, with such pro rata reduction based on the number of shares of Common Stock, or the shares of Common Stock represented by Convertible Securities, that each group owns or Beneficially Owns at the time of the relevant Registration Request.

8.5      Further Assurances

         At any time or from time to time after the Closing Date, SBC shall execute and deliver any further instruments or documents, and take all such further action as NAS may reasonably request, in order to effect this Agreement and issue and deliver the Preferred Shares to SBC free and clear of all Liens.


Section 9:  Covenants of NAS

         NAS hereby covenants and agrees with SBC as follows:

9.1      Cooperation

         NAS will use commercially reasonable efforts and cooperate with SBC to secure promptly all necessary Consents.

9.2      Access to NAS Information

         During the period prior to Closing, NAS will grant to SBC and its representatives reasonable access to all the premises, books, records, inventory, and physical plant relating to NAS.
NAS shall cause its representatives and independent auditors to furnish to SBC such financial and other data and information with respect to NAS as SBC and/or its independent accountants and counsel shall reasonably request, to the extent already in existence and permitted by law.

9.3      Ordinary Course Operation

         Between the date of the Agreement and the Closing, NAS (i) shall, in all material respects, operate the NAS Business, serve its customers, and preserve and maintain the Assets of NAS and relationships with customers, vendors and employees in a reasonable and prudent manner and (ii) shall, in all material respects, conduct the NAS Business in the ordinary course.
Through the Closing Date, NAS will use its best efforts to maintain the current status of the NAS Licenses.

9.4      Board Representation

         NAS shall ensure that SBC, as long as SBC owns all of the Preferred Shares issued upon Closing or all of the Common Stock issued upon conversion of such Preferred Shares (or owns a greater number of Preferred Shares or shares of Common Stock than originally issued upon Closing or conversion), shall have the right to elect its designated nominee as a member of the Board of Directors of NAS. Until conversion of Preferred Shares to Common Stock, such member shall be a nonvoting member; thereafter, the member shall be a full voting member of the Board of Directors.

9.5      Confidentiality; Press Releases

         No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by NAS without the consent of SBC, and NAS shall furnish to SBC advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which NAS proposes to make such press release. This provision shall not, however, be construed to prohibit NAS from making any disclosures to any Governmental Authority or other Person which it is required to make under any Legal Requirement, or to obtain any Consents.

9.6      Notification of Change in Control Event

         NAS shall promptly notify SBC upon the occurrence of any NAS Change in Control Event.

9.7      Registration Rights

         (a) The registration rights in this Section 9.7 as they apply to the Holders, Telmex and the stockholders of NAS who have, as of the date of this Agreement, registration rights as to their stock in NAS (the "Prior Holders") are subject to that certain letter agreement of even date among SBC, Telmex and the Prior Holders.

         (b) After the Permitted Registration Date, any Holder holding, in the aggregate, at least 500,000 shares of Common
Stock issued upon the conversion of the Preferred Shares, shall have the right, on one occasion only, by written request (a "Registration Request") of one or more Holders (the "Selling Shareholders") to NAS, to require NAS to prepare a registration statement (the "Registration Statement") on the appropriate form under the Securities Act with respect to the Common Stock then owned by such Selling Shareholders for use in connection with an underwritten public distribution of all or part of the Subject Stock.

         (c) If at any time after the Permitted Registration Date, NAS shall propose to prepare on its own behalf or on behalf of any holders of any of its Common Stock a registration statement in connection with an underwritten public offering of any such shares of Common Stock, NAS shall give each Holder written notice at least twenty or, in case of a registration statement proposed to be filed pursuant to Rule 415 of the Securities Act, ten
Business Days before the anticipated filing date of such registration statement. Should any Holder desire to have any shares of Common Stock included in such registration statement, such Holder shall so notify NAS in writing (which notice, and the notice of all other Holders with respect to such registration statement, shall be deemed to be a Registration Request) no later than ten or, in the case of a registration statement proposed to be filed pursuant to Rule 415 of the Securities Act, five
Business Days after NAS's notice is given, setting forth the number of shares of Common Stock which such Holder requests to be included in the registration statement and providing any other information requested by NAS in its original notice relating to inclusion in the registration statement. Any such registration statement that includes shares of Common Stock owned by any Holder is hereinafter included in the term "Registration
Statement" and each Holder who owns
shares of Common Stock included in a Registration Statement shall be a Selling Shareholder with respect to such Registration Statement.

         (d) NAS may refuse to include in any such Registration Statement the Common Stock owned by a Holder if in NAS's reasonable judgment, based on advice of its investment bankers, inclusion of such shares of Common Stock would have an adverse effect on the ability of NAS to complete such underwritten public offering. If in accordance with a Registration Request pursuant to Section 9.7(b), NAS reduces the number of shares to be included in any such Registration Statement in accordance with the foregoing, NAS will include in such registration, to the extent of the number which NAS is so advised can be sold in such offering, first, shares of Common Stock requested to be included in such registration by the Selling Shareholders (subject to the rights, if any, of Prior Holders) and, second, securities NAS proposes to sell and other securities of NAS included in such registration by the holders thereof. If, as a result of this
Section 9.7(d) or as a result of the participation of Prior
Holders in the Registration Statement, the Selling Shareholders are not able to register all of their shares of Common Stock requested to be registered pursuant to Section 9.7(b), such Registration Request will not be deemed to be the single allowable Registration Request for purposes of Section 9.7(b) and the Holders' rights to one additional Registration Request will be restored, and if as a result of such reduction the Selling Shareholder is left with fewer than 500,000 shares of Common
Stock, then the 500,000 share limit in Section 7(b) shall not apply.

         (e)      With respect to any Registration Statement under this
Section 9.7, NAS will:

                  (i) prepare and file with the SEC the Registration Statement within 120 days after a Selling Shareholders' notice requesting registration or inclusion in a proposed registration, and use its reasonable efforts to cause the securities covered by such Registration Statement to become registered and such Registration Statement to be declared effective as expeditiously as possible under the Securities
         Act or other applicable federal law and regulations (and cause to be prepared and file any amendments or supplements thereto as may be necessary to comply with applicable federal law and regulations); provided, however, that NAS may be allowed to defer filing of the Registration
         Statement: (A) if the Vice President - Legal of NAS reasonably determines in good faith that it is in the best interests of NAS not to disclose the existence of or facts surrounding any proposed or pending material developments;
         (B) if the underwriters have notified NAS that market conditions are such as to recommend deferral; (C) pending the completion of year-end financial statements or quarterly earnings releases; or (D) if an offering by NAS of any securities is pending; provided, however, that any deferral pursuant to clauses (A), (B), (C) or (D) of this paragraph shall not in the aggregate be for more than 90 days.

                  (ii) use its reasonable efforts to cause to be registered or qualified the securities covered by such Registration Statement under such securities or Blue Sky laws in such jurisdictions within the United States as any Selling Shareholder may reasonably request; provided, however, that NAS reserves the right, in its sole discretion, not to cause to be registered or qualified such securities in any jurisdiction where NAS would be required in connection therewith to execute a general consent to service or to qualify as a foreign corporation or to subject itself to taxation;

                  (iii) maintain the effectiveness of any Registration Statement hereunder for 90 days or such longer period as may be required by the Securities Act to enable any Selling Shareholder and the underwriters, if any, to complete such offering;

                  (iv) promptly notify each Selling Shareholder of the happening of any event as a result of which any preliminary prospectus or prospectuses included in any Registration
         Statement hereunder includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements not misleading in light of the circumstances then existing;

                  (v) have the right to reasonably approve the choice of lead underwriter for underwritten offerings initiated by the Holders under Section 9.7(b);

                  (vi) furnish, at the request of any Selling Shareholder, an opinion, dated the date the Registration Statement became effective, of counsel representing NAS (which may be in-house counsel) for the purposes of such registration, addressed to the underwriters, if any, and to such Selling Shareholder as to such legal matters as such Selling Shareholder shall reasonably request; and

                  (vii) furnish, at the request of any Selling
         Shareholder, a letter, dated the date the Registration Statement became effective, of independent certified public accountants of NAS, addressed to the underwriters, if any, and to such Selling Shareholder as to such accounting matters as such Selling Shareholder shall reasonably request.

         (f) The obligations of NAS to cause a Registration Statement to be prepared pursuant to the provisions of this
Section 9.7 and each Selling Shareholder's right to have shares of Common Stock included in any Registration Statement pursuant to the provisions of this Section 9.7 shall be subject to the following conditions:

                  (i) Each Selling Shareholder shall furnish to NAS in writing such information and documents as, in the opinion of NAS's counsel, may be reasonably required to properly cause to be prepared such Registration Statement in accordance with applicable provisions of the Securities Act and the SEC's regulations thereunder or federal or state securities or Blue Sky laws and regulations then in effect; and

                  (ii) If a Selling Shareholder desires to sell and distribute such shares of Common Stock over a period of time, or from time to time, pursuant to a Registration Statement prepared pursuant to the provisions of this
         Section 9.7, then such Selling Shareholder shall execute and deliver to NAS such written undertakings as NAS and its counsel may reasonably require in order to assure full compliance with the relevant provisions of the Securities
         Act and the SEC's regulations thereunder or other federal or state securities or Blue Sky laws and regulations as then in effect.

         (g) The Selling Shareholder will pay or cause to be paid all fees and expenses (including all Blue Sky, New York Stock
Exchange and National Association of Securities Dealers, Inc.
filing and registration fees, accounting fees and disbursements, printing costs, attorneys' fees and disbursements) arising out of the preparation, filing, amending and supplementing of a Registration Statement pursuant to Section 9.7(b) hereof in which only the Selling Shareholder participates and the amount of such fees and expenses that are reasonably allocable to the Selling Shareholder for a Registration Statement used under
Section 9.7(c) or a Registration Statement based on the number of shares offered by the Selling Shareholders relative to the number of other shares offered by NAS or on behalf of any of its other holders.

         (h) In no event shall NAS be required to maintain the effectiveness of any Registration Statement for more than 90 days.

9.8      Listing

         Upon SBC's request, NAS will use its best efforts, and diligently take all steps necessary, to list for trading on the Nasdaq or, if at the time of issuance any Common Stock is listed on any securities exchange, to list on each such exchange, the Common Stock to be issued to SBC upon conversion of the Preferred Shares (promptly after such Common Stock is issued).

9.9      Issuance of Other Securities

         NAS shall not issue or agree to issue any securities of NAS to any Person with voting rights that are more favorable in any material respect than the voting rights of the Preferred Shares.

9.10     Further Assurances

         At any time or from time to time after the Closing Date, NAS shall execute and deliver any further instruments or documents, and take all such further action as SBC may reasonably request, in order to effect this Agreement and to issue to SBC the Preferred Shares free and clear of all Liens except for Liens as SBC may cause to attach to the Preferred Shares.

9.11     Use of Proceeds

         NAS shall use at least 50% of the Purchase Price for the purpose of more closely aligning its network and business operations with the future network and business operations of SBC Telecom, Inc., as outlined in the Summary of Operating Agreement attached as Exhibit C hereto. The remainder of the Purchase Price shall be available for general corporate purposes as determined by NAS.

9.12     Definitive Operating Agreement

         Promptly following the execution of this Agreement, NAS shall negotiate in good faith the Definitive Operating Agreement. The Definitive Operating Agreement shall contain the substance of the terms and conditions set forth in the Summary of Operating Agreement attached as Exhibit C and such other terms and conditions as the parties may mutually agree upon.

9.13     Right of Primary Offer

   Subject to the terms and conditions specified in this Section
9.13, NAS hereby grants to each Holder, a right of primary offer with respect to future sales by NAS of its New Securities (as defined in Section 9.13(d)(i)) after the date hereof.

         (a) In the event NAS proposes to issue New Securities, it shall give each Holder written notice (the "Notice") of its intention stating: (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other terms on which, it proposes to offer such New Securities, and
(iv) the number of shares that the Holder has the right to purchase under this Section 9.13, based on the Holder's
Percentage (as defined in Section 9.13(d)(ii)).

         (b) Within 10 Business Days after the Notice is given, the Holder may elect to purchase, at the price specified in the Notice, up to the number of shares of the New Securities proposed to be issued equal to the Holder's Percentage. An election to purchase shall be made in writing and must be given to NAS within such 10 Business Day period. The closing of the sale of New
Securities by NAS to the participating Holder upon exercise of its rights under this Section 9.13 shall take place simultaneously with the closing of the sale of New Securities to third parties.

         (c) NAS shall have 90 days after the last date on which the Holder's right of first offer lapsed to enter into an agreement
(pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 45 days from the execution thereof) to sell the New Securities which the Holder did not elect to purchase under this Section 9.13, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event NAS has not entered into an agreement to sell the New Securities within such 90 day period (or sold and issued New Securities in accordance with the foregoing within 45 days from the date of such agreement), NAS shall not thereafter issue or sell any New
Securities without first offering such New Securities to the Holder in the manner provided in this Section 9.13.

         (d)      Definitions:

                  (i)      "New Securities" shall mean any shares of, or
         securities convertible into or exercisable for any shares
         of, any class of NAS's capital stock; provided that "New
         Securities" does not include:  (A) securities issued
         pursuant to the acquisition of another business entity by
         NAS by merger, purchase of substantially all of the assets of such
          entity, or other reorganization whereby NAS owns not less than a majority of the voting power of such entity; (B) shares of NAS's Common Stock, options or warrants to purchase shares of NAS's
          Common Stock, and the shares of Common Stock issuable upon exercise of such options or warrants, issued pursuant to any arrangement approved by the Board of Directors to employees, officers and directors of, or consultants, advisors or other Persons performing services for, NAS; (C) shares of NAS's Common Stock issued in connection with any stock split, stock dividend or  recapitalization  of NAS; or (D) shares of NAS's Common Stock
          issued  upon  exercise  of  warrants,   options  or   convertible
          securities  if  the  issuance  of  such   warrants,   options  or
          convertible securities was a result of the exercise of the right of first offer granted under this Section 9.13 or was subject to the right of first offer granted under this Section 9.13.

                  (ii) The applicable "Percentage" for each Holder shall be the number of shares of New Securities calculated by dividing (A) the total number of shares of Common Stock owned by the Holder (assuming conversion of all outstanding convertible securities and exercise of all outstanding options and warrants) by (B) the total number of shares of Common Stock outstanding at the time the Notice is given
         (assuming conversion of all outstanding convertible securities and exercise of all outstanding options and warrants).

9.14     Government License Application Amendment

         NAS shall amend its pending applications for government licenses to cover the transactions contemplated by this Agreement and shall use its reasonable best efforts to have those applications, as amended, approved.


Section 10:  Termination

10.1     Terminating Events

         This Agreement may be terminated:

         (a)      By the mutual written consent of NAS and SBC; or

         (b) By NAS, by ten (10) Business Days written notice to SBC (if NAS is not then materially in default or breach of this Agreement), if SBC shall default in any material respect in the performance of any of its obligations under this Agreement, and such default or breach has not been cured by SBC within seven (7)
Business Days following receipt of written notice from NAS of NAS's intention to terminate this Agreement; or

         (c) By SBC, by ten (10) Business Days written notice to NAS (if SBC is not then materially in default or breach of this Agreement), if NAS shall default in any material respect in the performance of any of its obligations under this Agreement, and such default or breach has not been cured by NAS within seven (7)
Business Days following receipt of written notice from SBC of SBC's intention to terminate this Agreement; or

         (d) By either SBC or NAS if the Closing has not occurred on or before July 31, 2000 (provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

10.2     Effect on Obligations

         In the event of any termination of this Agreement pursuant to Section 10.1(a) or 10.1(d), neither SBC nor NAS shall have any further liability hereunder, except with respect to the confidentiality provisions hereof. In the event of a termination under Section 10.1(b) or 10.1(c), both parties shall retain all their rights at law or in equity.


Section 11:  Indemnification

11.1     Indemnification by NAS

     (a) NAS hereby agrees to indemnify SBC and its Affiliates and their respective officers and directors against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party for or on account of or arising from or in connection with any breach of any representation, warranty or covenant of NAS contained in this Agreement, provided, however, that NAS shall not have any liability under this Section 11.1 unless the aggregate of all Losses relating thereto exceed on a cumulative basis $750,000.00, and then only to the extent of such excess, and (ii) in excess of the Purchase Price. SBC acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for monetary damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11.

     (b) NAS agrees to indemnify and hold harmless each Selling Shareholder and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the 34 Act) such Selling Shareholder (a "Control Person") against any
Losses to which such Selling Shareholder or any such Control
Person may become subject, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final
Registration Statement prepared pursuant to Section 9.7 of this Agreement or prospectus with respect thereto, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that NAS will not be liable in any case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished by or on behalf of such Selling Shareholder or any such Control Person specifically for use in the preparation thereof.

11.2     Indemnification by SBC

         (a) SBC hereby agrees to indemnify NAS and its Affiliates and their respective officers and directors against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party for or on account of or arising from or in connection with any breach of any representation, warranty or covenant of SBC contained in this Agreement, provided, however, that SBC shall not have any liability under this Section 11.2 unless the aggregate of all Losses relating thereto exceed on a cumulative basis $750,000.00, and then only to the extent of such excess. NAS acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for monetary damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Section 11.

         (b) SBC and any other Selling Shareholder to whom SBC's rights under this Agreement have been transferred will, severally and not jointly, indemnify and hold harmless NAS and each of its directors, officers and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the 34 Act) NAS (a "Company Control Person") to the same extent as set forth in the foregoing indemnity from NAS to each Selling Shareholder set forth in Section 11.1(b), but only with reference to written information included in any preliminary or final Registration Statement prepared pursuant to Section 9.7 of this Agreement or prospectus with respect thereto, or amendment or supplement thereto, furnished by or on behalf of such Selling Shareholder specifically for use in the preparation of such documents.

11.3     Losses

         The amount of any Losses for which indemnification is provided under this Section 11 shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses and shall be increased to take account of any Tax cost to the Indemnified Party and reduced to take account of any Tax benefit to the Indemnified Party arising from the incurrence or payment of any Losses.

11.4     Survival

         The representations and warranties made by NAS contained in
Section 7 hereof, and the obligation of NAS to indemnify SBC pursuant to Section 11.1 hereof, shall survive the execution and delivery of this Agreement, any examination or due diligence inquiry by a party and the Closing until the date which is one year after the Closing Date, except that the representations and warranties made by NAS in Section 7.8 (Title to Preferred Shares; Absence of Liens) shall survive for the applicable statute of limitations. The representations and warranties made by SBC contained in Section 6 hereof, and the obligation of SBC to indemnify SBC pursuant to Section 11.2 hereof, survive the execution and delivery of this Agreement, any examination or due diligence inquiry by a party and the Closing until the date which is one year after the Closing Date. All covenants and agreements of NAS or SBC contained in this Agreement (which terms do not include representations and warranties) shall survive the Closing for a period of one year unless otherwise expressly provided herein. The obligations to indemnify and hold harmless a party hereto, pursuant to Section 11.1 and Section 11.2 hereof, shall survive only until the expiration of the applicable survival period for the representation and warranty or covenant under which the claim for indemnification is being made; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification.

11.5     Procedures Relating to Third Party Claims

         In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within 10 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five Business Days after the Indemnified Party's receipt thereof copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         If a Third Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof and upon notice to the Indemnified Party to assume the defense thereof provided that (i) the indemnifying party's counsel is reasonably satisfactory to the Indemnified
Party and (ii) the indemnifying party shall thereafter consult with the Indemnified Party upon the Indemnified Party's request for such consultation from time to time with respect to such suit, action or proceeding. If the indemnifying party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. Should the indemnifying party so elect to assume the defense of a Third
Party Claim, the indemnifying party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.
Whether or not the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third
Party Claim without the indemnifying party's prior written consent.

         Any payment pursuant to this Section 11.5 shall be made not later than 15 days after receipt by the indemnifying party of written notice from the Indemnified Party stating that any Third
Party Claim has been paid by any Indemnified Party and the amount thereof and the indemnity payment requested.


Section 12:  Arbitration

12.1     Resolution of Disputes

         (a) The parties shall attempt in good faith to resolve any controversy, dispute or claim arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (collectively, a "Dispute") promptly by negotiation between officers or employees who have authority to settle the Dispute. Either party may give the other a written notice (a
"Dispute Notice") setting forth with reasonable specificity the nature of the Dispute and the identity of such party's representatives who will attend and participate in the meeting at which the parties will attempt to settle the Dispute. Following the receipt of a Dispute Notice, the representatives of both parties shall meet as soon as is practicable at a mutually acceptable time and place to negotiate in good faith a settlement of the Dispute, and shall meet thereafter as they reasonably deem necessary. All negotiations pursuant to this Section 12.1(a) shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current of future arbitration or litigation.

         (b) If the Dispute has not been resolved within 30 days after the receipt of a Dispute Notice through negotiation as provided in Section 12.1(a), then the Dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in effect. However, in all events, the arbitration provisions in this Section 12 shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules.
The arbitration shall be held in Washington, D.C., unless the parties mutually agree to have the arbitration held elsewhere, and Judgment upon the award made therein may be entered by any court having jurisdiction in the United States; provided, however, that nothing contained in this Section 12 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

12.2     Arbitrators

         Any such arbitration will be conducted before three (3) arbitrators, one of which shall be chosen by NAS, one of which shall be chosen by SBC, and the third chosen by the other two arbitrators. Each person chosen to serve as an arbitrator shall be a neutral and impartial attorney who has had training and experience as an arbitrator. The decision of a majority of the arbitrators will be the decision of the arbitrators. The arbitrators shall permit such discovery of information related to the controversy or claim in arbitration as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

12.3     Costs and Fees

         All fees and expenses of the arbitrators, expenses for hearing facilities and other expenses of the arbitration shall be borne equally by the parties unless the arbitrators in the award assess such fees and expenses other than equally against the parties. Each party shall bear the fees and expenses of its own attorneys and witnesses except to the extent otherwise provided in this Agreement or by law; provided, that if the arbitrators determine that the claim or defense of any party was frivolous or lacked a reasonable basis in fact or law, the arbitrators may assess against such party all or part of the fees and expenses of attorneys and witnesses for the other party.

12.4     Burden of Proof

         For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

12.5     Award

         Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

12.6     Agreement Controls

         The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

Section 13:  Miscellaneous

13.1     Entire Agreement; Amendment

         This Agreement (including the attached Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

13.2     Successors and Assigns

         This Agreement may not be assigned by either NAS or SBC without the consent of the other party (which consent shall not be unreasonably withheld) except that SBC may assign this Agreement to any Wholly-Owned SBC Subsidiary that agrees to be bound by all of the terms hereof, and provided that no such permitted assignment shall relieve the parties hereto of any liability for a breach of this Agreement by such party or its assignee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors in interest.

13.3     Rights and Remedies

         Unless otherwise provided herein, the rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of one or more provisions of this Agreement shall not preclude the exercise of any other provisions. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, it being the intention of this Section 13.3 to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

13.4     Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

13.5     Modification and Waiver

         At any time on or prior to the Closing Date, the parties by mutual agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party.

13.6     Expenses

         Except as specifically provided herein, SBC and NAS shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants and counsel.

13.7     Notices

         Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed given upon receipt if delivered personally or by telex or facsimile, the next day if by express mail or three days after being sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or at such other address for a party as shall be specified by like notice provided that such notice shall be effective only after receipt thereof):



If to SBC:                                         James Kahan
                                                   Senior Vice President -
                                                   Corporate Development
                                                   SBC Communications Inc.
                                                   175 East Houston Street
                                                   San Antonio, TX  78205
                                                   Fax:     210-351-5034
                                                   Voice:   210-351-5030

With a copy (which shall                           Michael A. Meyer
not constitute notice) to:                         General Attorney
                                                   SBC Communications Inc.
                                                   175 East Houston Street
                                                   San Antonio, TX   78205
                                                   Fax:      210-351-3488
                                                   Voice    210-351-2165

If to NAS:                                         Jonathan P. Aust
                                                   President and Chief Executive
                                                   Officer
                                                   Network Access Solutions
                                                   100 Carpenter Drive
                                                   Sterling, VA  20165
                                                   Fax:     703-742-7706
                                                   Voice:  703-995-1682

With a copy (which shall                           Worth D. MacMurray
not constitute notice) to:                         Vice President, Legal and
                                                   Strategic Planning
                                                   Network Access Solutions
                                                   100 Carpenter Drive
                                                   Sterling, VA  20165
                                                   Fax:     703-995-2180
                                                   Voice:  703-995-2695


13.8     Severability

         In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all parties.

13.9     Governing Law

         This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

13.10             Rules of Construction

         Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit hereto, and the terms "this Agreement," "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The parties to this Agreement do not intend that NAS Employees or any other Person shall obtain any rights as third party beneficiaries of this Agreement.

13.11             Ownership Limitation

     Notwithstanding anything else to the contrary in this Agreement, nothing set forth in this Agreement shall be construed or interpreted to provide SBC with the right to Beneficially Own any shares of Common Stock or other class of capital stock of NAS to the extent that it would violate any Legal Requirements of the FCC or any other Governmental Authority.



         IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first above written.



                                                  NETWORK ACCESS SOLUTIONS
                                                     CORPORATION


                                                     By:  /s/ Jonathan P. Aust
                                                          Name:    Jon Aust
                                                          Title:   CEO


                                                     SBC COMMUNICATIONS INC.


                                                     By:  /s/ James S. Kahan
                                                          Name:
                                                          Title: